FIRST AMENDMENT TO THE AMENDED AND RESTATED BYLAWS OF
OMEGA HEALTHCARE INVESTORS, INC.
January 16, 2007

THIS FIRST AMENDMENT to the AMENDED AND RESTATED BYLAWS OF OMEGA HEALTHCARE INVESTORS, INC. (this “Amendment”) is made as of the date hereof by Omega Healthcare Investors, Inc. (the “Company”).

WHEREAS, the Securities and Exchange Commission approved rule filings by the New York Stock Exchange, which will require all listed issuers to be eligible for Depository Trust Company’s Direct Registration System (“DRS”); and

WHEREAS, the Board of Directors believes it is in the best interests of the Company to amend its Bylaws to authorize the issuance of uncertificated shares of some or all of its capital stock to permit the Company to convert to electronic book-entry issuance of its common stock.

NOW, THEREFORE, BE IT RESOLVED, that Section 1 of Article VII of the Bylaws shall be replaced in its entirety by the following:

Section 1. Certificates of Stock. Shares of the corporation’s capital stock may be certificated or uncertificated. Owners of shares of the corporation’s capital stock shall be recorded in the share transfer records of the corporation and ownership of such shares shall be evidenced by a certificate or book entry notation in the share transfer records of the corporation. Any certificates representing such shares shall be numbered and signed by a member of the Board of Directors, the Chief Executive Officer, the President or a Vice President, and the Secretary or an Assistant Secretary, or the Treasurer or an Assistant Treasurer and shall certify to the number of shares owned by the respective stockholder of the corporation. Whenever any certificate is countersigned, or otherwise authenticated by a transfer agent or registrar, the signatures of such Director, Chief Executive Officer, President, Vice President, Secretary, Assistant Secretary, Treasurer or Assistant Treasurer may be facsimiles.

In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer at the date of its issue.

Except as specifically amended hereby, the Bylaws shall remain in force and effect as of the date they were first executed.

OMEGA HEALTHCARE INVESTORS, INC.

By:  /s/ C. Taylor Pickett
Name: C. Taylor Pickett
Title: Chief Executive Officer